Exhibit 10.14

DESCRIPTION OF MANAGEMENT SERVICES ARRANGEMENT

Description of Management Services Arrangement Between

International Textile Group, Inc. and W.L. Ross & Co. LLC

International Textile Group, Inc. (the “Company”) pays to W.L. Ross & Co. LLC (“WLR”) fees for certain management services provided by WLR to the Company pursuant to an unwritten arrangement. These services may include, but are not limited to, consulting and advisory services in connection with strategic and financial planning, investment management and administration, as well as other matters relating to the business and operations of the Company of a type customarily provided by sponsors of U.S. private equity firms to companies in which they have substantial investments, including, without limitation, any such consulting or advisory services which the Board of Directors of the Company reasonably requests that WLR provide to the Company (the “Services”).

In exchange for the provision of the Services, the Company pays WLR $500,000 per calendar quarter.